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                          [SIDLEY & AUSTIN LETTERHEAD]




                                                                     EXHIBIT 8.1


                                  July 21, 1998



Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532


Ladies and Gentlemen:

                  We refer to the Agreement and Plan of Merger dated as of June 2, 1998 (the "Agreement") among Tellabs, Inc., a Delaware corporation ("Parent"), White Oak Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and CIENA Corporation, a Delaware corporation (the "Company"), which provides for the merger (the "Merger") of Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

                  As provided in the Agreement, at the Effective Time, by reason of the Merger: (i) each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; (ii) all shares of Company Common Stock, together with associated Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock, together with the associated Rights, owned by Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor; and (iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled as described above), together with the associated Rights, shall be converted into one validly issued, fully paid and nonassessable share of Parent Common Stock. The Rights shall cease to be exercisable immediately prior to the Effective Time and shall not have previously been redeemed or become nonredeemable, exercisable, distributed or triggered. All such shares of Company Common Stock and the associated Rights, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain


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Tellabs, Inc.
July 21, 1998
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dividends and other distributions, certificates representing the shares of
Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate.

                  The Merger and the Agreement are more fully described in the Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

                  In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Prospectus and such other documents as we have deemed relevant and necessary (including, without limitation, those described above). Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

                  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, each dated on or about the date hereof, will be accurate in all respects.

                  In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to Company stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their


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Tellabs, Inc.
July 21, 1998
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Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

                  Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that for federal income tax purposes:

                           (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

                           (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                           (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                           (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

                           (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

                           (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause
         (iv) above) and the amount of cash received.

                  Except as expressly set forth in paragraphs (i) through (vi), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

                  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.


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Tellabs, Inc.
July 21, 1998
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                  This opinion is provided to you only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. Notwithstanding the prior sentence, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

                                              Very truly yours,


                                              SIDLEY & AUSTIN